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                                                                    EXHIBIT 99.1


                             FOR IMMEDIATE RELEASE

                                 JUNE 26, 1996

               CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR:NASDAQ)

                       CHECKERS SEEKS TO VACATE JUDGEMENT

FOR MORE INFORMATION PLEASE CONTACT:
JAMES T. HOLDER, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND GENERAL COUNSEL 813-441-3500

CLEARWATER, FL -- JUNE 26, 1996 -- CHECKERS DRIVE-IN RESTAURANTS, INC. (CHKR:NASDAQ) today announced that it was notified on June 13, 1996, of the existence of a default judgment entered against it in the United States District Court for the Northern District of Illinois, Eastern Division, in a case involving a dispute between a Checkers franchisee and one of the franchisee's investors. Due to miscommunications, no responsive pleading to the lawsuit was filed and the court entered a default judgment against Checkers in the amount of $4.1 million. Checkers filed a motion to vacate and set aside the default judgment on June 21, 1996 and a hearing on that motion is set to be heard on June 28, 1996.

On June 25, 1996, Checkers was notified that several writs of garnishment were issued by the United States District Court for the Southern District of Florida based upon the default judgment and that the writs were served on banks maintaining significant Checkers' depository accounts. Checkers immediately obtained a temporary restraining order from the Illinois court enjoining any attempted enforcement of the judgment by the plaintiff and Checkers will file a motion to dissolve the writs of garnishment in the Florida court today. Checkers believes that both legal and factual grounds exist to cause the court to vacate and set aside the judgment, and Checkers continues to believe that the claims against it are baseless and without merit and it intends to vigorously defend the suit.

Checkers Drive-In Restaurants, Inc., celebrating its 10th Anniversary this year, is one of the largest double drive-thru restaurant chains in the United States. Checkers develops, owns, operates and franchises restaurants that offer high-quality food, fast service and everyday value prices. Checkers is headquartered in Clearwater, Florida and is traded on the Nasdaq Stock Market under the symbol "CHKR".